January 27, 2026

James Brunk
Chief Financial Officer
MOHAWK INDUSTRIES INC
160 S. Industrial Blvd.
Calhoun, Georgia 30701

       Re: MOHAWK INDUSTRIES INC
           Form 10-K for the fiscal year ended December 31, 2024
           Filed February 20, 2025
           File No. 001-13697
Dear James Brunk:

       We have completed our review of your filing. We remind you that the company and its management are responsible for the accuracy and adequacy of their disclosures, notwithstanding any review, comments, action or absence of action by the staff.



                                                          Sincerely,

                                                          Division of
Corporation Finance
                                                          Office of
Manufacturing